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                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL]

                                October 3, 1997


Imperial Credit Commercial Mortgage Investment Corp.
c/o Imperial Credit Industries, Inc.
23550 Hawthorne Boulevard
Building One
Suite 110
Torrance, CA 90505

      Re:  Form S-11-Registration No. 333-32683

Gentlemen:

   We have acted as counsel for Imperial Credit Commercial Mortgage Investment Corp. (the "Issuer") with respect to the proposed issuance of shares of its Common Stock and its election to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

   As counsel, we have reviewed copies of the Issuer's Registration Statement on Form S-11, File No. 333-32683, originally filed with the Securities and Exchange Commission on August 1, 1997, pursuant to the Securities Act of 1933 (the "Registration Statement"), and amended by Amendment No. 1, dated September 12, 1997 and Amendment No. 2, dated September 25, 1997, and the Prospectus filed as a part thereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Prospectus.

   In rendering the opinions below, we have examined and relied upon the descriptions of the Company and its proposed investments, activities, operations, and governance, as set forth in the Registration Statement, including the exhibits and appendices thereto, and the Prospectus. We have reviewed originals or copies of the Charter and Bylaws of the Company, the Registration Statement, the Prospectus, and such other documents, agreements and information as we have deemed necessary for purposes of rendering these opinions.

   We have also relied upon the correctness of representations contained in an officer's certificate dated October 1, 1997 (the "Officer's Certificate").

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Imperial Credit Commercial Mortgage Investment Corp.
October 3, 1997
Page 2

     In connection with these opinions, we have assumed, with your consent, that (i) each of the documents referred to above has been duly authorized, executed and delivered, is authentic, if an original, or is accurate, if a copy, and has not been amended, (ii) during its short taxable year ending December 31, 1997 and future taxable years, the Company will operate in a manner that will make the representations contained in the Officer's Certificate true for such years, (iii) the Company will not make any amendments to its organizational documents after the date of these opinions that would affect its qualifications as a real estate investment trust for any taxable year, and (iv) no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

     No facts have come to our attention, however, that would cause us to question the accuracy and completeness of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way. In addition, to the extent that any of the representations are with respect to matters set forth in the Code or the Treasury Regulations, we have reviewed with the individual making such representations the relevant portions of the Code and the applicable Treasury Regulations.

     Based on the foregoing, and assuming that the elections and other procedural steps described in the discussion of "Federal Income Tax Considerations" in the Prospectus are completed by the Issuer in a timely fashion, and subject to such assumptions and representations referred to in such discussion, and such representations contained in the Officer's Certificate, we are of the opinion that, commencing with the Issuer's taxable year ending December 31, 1997:

     1. The Issuer will qualify to be taxed as a real estate investment trust pursuant to sections 856 through 860 of the Code.

     2. The Issuer's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

     3. The interest, original issue discount, and market discount income that the Issuer derives from its investments in MBS Interests, IOs, and Inverse IOs generally will be qualifying interest income for purposes of both the 75% and the 95% gross income tests, except to the extent that less than 95% of the assets of a REMIC in which the Issuer holds an interest consists of real estate assets (determined as if the Issuer held such assets), and the Issuer's proportionate share of the income of the REMIC includes income that is not qualifying income for purposes of the 75% and 95% gross income tests.
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Imperial Credit Commercial Mortgage Investment Corp.
October 3, 1997
Page 3


     We have also reviewed the discussion of "Federal Income Tax Considerations" contained in the Registration Statement. It is our opinion that such discussion is an accurate description of the material federal income tax aspects of an investment in the Common Stock of the Issuer.

     The Issuer's qualification and taxation as a real estate investment trust depend upon the Issuer's ability to meet on a continuing basis, through actual annual operating results, asset ownership, distribution levels, and stock ownership, the various qualification tests imposed under the Code. We will not review the Issuer's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Issuer's operations for any particular taxable year will satisfy such requirements.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company or to an investment therein.

     This opinion is being delivered to you solely for use in connection with the Registration Statement as of the date hereof. This opinion is solely for the benefit of the above-named addressee and may not be relied upon by any other person in any manner whatsoever without our prior written permission, except that we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading "Federal Income Tax Considerations" in the Registration Statement.

                                       Yours very truly,


                                       /s/ Sonnenschein Nath & Rosenthal